Exhibit 11.4

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Offering Statement, as amended, of Landa App LLC on Form 1-A of our report dated April 29, 2022, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audits of the combined financial statements of Landa App LLC in total and for each of the following series (collectively the “Series”) of the Landa App LLC: Landa Series 1394 Oakview Circle, Landa Series 1701 Summerwoods Lane, Landa Series 1741 Park Lane, Landa Series 115 Sardis Street, Landa Series 209 Timber Wolf Trail, Landa Series 2505 Oak Circle, Landa Series 271 Timber Wolf Trail, and Landa Series 29 Holly Grove Road, (collectively the “Company”) as of December 31, 2021 and 2020 and for the years ended December 31, 2021 and 2020 for Landa App LLC and for the year ended December 31, 2021 and for the period May 19, 2020 (inception) to December 31, 2020 for the Series, appearing in the Annual Report on Form 1-K/A of Landa App LLC for the year ended December 31, 2021 (filed on January 25, 2023).  We also consent to the reference to our firm under the heading “Experts” in the Offering Statement.

/s/ Marcum LLP

New York, NY

March 20, 2023